GENERAL FRAMEWORK AGREEMENT
 FOR COOPERATION

CHINA NEW ENERGY INVESTMENT CO., LTD.6
BEIJING FENGYIN XIANGHE SCIENTIFIC TECHNOLOGY CO., LTD.

September 14 2010

CHINA NEW ENERGY INVESTMENT CO., LTD. (“Party A”) and BEIJING FENGYIN XIANGHE SCIENTIFIC TECHNOLOGY CO., LTD. (“Party B”) have entered into this agreement on the principle of mutual understanding and cooperation. Through friendly consultation, the two parties have reached the following agreement with regard to (collectively the “Acquisitions”):
(i) the acquisition by Party A of 70% of the equity of Zhuolu Dadi Gas Co. Ltd. (“Target 1”) from Party B (the “Initial Target 1 Purchase”) pursuant to the agreement dated September __, 2010 (the “Target 1 ETA”);
(ii) the acquisition by Party A of 70% of the equity of Beijing Century Dadi Gas Engineering Co., Ltd. (“Target 2”) from Party B (the “Initial Target 2 Purchase”) pursuant to the agreement dated September __, 2010 (the “Target 2 ETA”);
(iii) an option for Party A to acquire up to 30% of the equity of Target 1 in connection with or after the Initial Target 1 Purchase (“Option 1”) pursuant to the agreement dated September __, 2010 (the “Target 1 Option”); and
(iv) an option for Party A to acquire up to 30% of the equity of Target 2 in connection with or after the Initial Target 2 Purchase (“Option 2”) pursuant to the agreement dated September __, 2010 (the “Target 2 Option”).
Option 1 and Option 2 together are referenced herein as the “Options”.  The Target 1 ETA, Target 2 ETA, Target 1 Option and Target 2 Option, along with each ancillary document and agreement referenced therein or attached thereto, are referenced herein, including the Supplementary Agreement for the Escrow。。。。, collectively, as the “Acquisition Agreements.”  The total purchase price for the Acquisitions shall be RMB 400,000,000.

I.           Aim of the Cooperation and Nature of the Agreement

A. The parties hereto agree that this agreement is the guiding and controlling document for the Acquisitions and, along with the equity transfer agreements for the Acquisitions, contains all of the relevant terms and conditions to complete the acquisitions as well as the conditions precedent which are to be fulfilled by Party B so that the Options may be exercised.

II.           Term of Cooperation
A.      The term of the parties’ cooperation hereunder shall be from the date hereof until the date that each of the Acquisitions is either completed or terminated under the terms of the relevant Acquisition Agreement.

III.           Responsibilities and Obligations
A. The parties agree that they will use their reasonable efforts to complete the Acquisitions on the terms set forth in the Acquisition Agreements.
B.
Options.   Party B agrees that beginning on the date of execution of this agreement, it will take all steps necessary to fulfill the following conditions precedent so that the Options may be exercised by Party A on or before May 31, 2011:

(i)       Party B shall use its best efforts to obtain 30% of the equity of each of Target 1 and target 2 that remained after the Initial target 1 Purchase and Initial target 2 Purchase (the “Remaining Equity”);
(ii)      Party B shall have obtained all necessary government approvals and registrations necessary for Party A to exercise Option 1 and Option 2, including, but not limited to, approval of the transfers of equity by the relevant local branch of the Ministry of Commerce and  registration and/or qualification with the relevant Administration of Industry and Commerce;
(iii)     There shall be no liens or other encumbrances on the Remaining Equity, nor shall they be restricted by any laws or agreements other than those set forth in the Acquisition Agreements;
(iv)    The transfer of the Remaining Equity shall not conflict with any outstanding agreement, arrangement or understanding.
(v)     Any existing breach by Party B under the terms of the Target 1 or Target 2 ETA shall have been remedied by Party B; and
(vi)    Party B shall have provided its assistance to party A in the completion of its audit of Target 1 and Target 2 and their respective subsidiaries .

C.	Party A agrees that the Options shall only be exercisable in the event that:
(i)   The full purchase price subject to any penalties, adjustments（if any）and the 5% retention allowed under the Target 1 ETA has been paid by Party A; and
(ii)  The full purchase price subject to any penalties, adjustments（if any）and the 5% retention allowed under the Target 2 ETA has been paid by Party A.

IV.            Effectiveness of the agreement and Default
This agreement is made in two identical copies, and each has equal legal effect. This agreement shall become effective on the date when the authorized representatives from both parties execute it and put the official seals on it.
It shall be deemed a breach of this agreement if (a “Breach”):
A.	Either party has breached its obligations under this agreement and has not cured such breach within 10 days of receipt of notice of such breach from the other party;
B.       A party enters bankruptcy, become insolvent or enters into liquidation, and such condition is not remedied within thirty days;
C.       Party B shall fail to complete the delivery of the equity required under the Target 1 Acquisition Agreement or the Target 2 Acquisition Agreement; or
D.       Party B shall be unable to deliver at least _30% of the equity required to be delivered under either of the Options.
In the event of a Breach, the non-breaching party shall have the right to exercise any and all rights and remedial measures available at law.  In the case of a Breach under Paragraph C of this Section, Party B shall, at Party A’s option, return all monies paid to it under the Acquisition Agreements and Party A shall return to Party B all equity delivered to it under the Acquisition Agreements.  In the case of a Breach under Paragraph D of this Section, Party A may, at its option, proceed with the purchase of the amount of equity Party B is able to deliver, but the purchase price shall be reduced pro rata.

V. Confidentiality

Each party hereby agrees that the terms of this agreement, as well as its existence, shall be kept strictly confidential and it shall not be disclosed to any party, other than the parties’ employees, counsel and accountants who need to see this agreement in order to effect the Acquisitions.

VI.  MISCELLANEOUS

 A.       Assignment. Each party agrees that this agreement shall not be assignable without the consent of the other party.
B.
Force Majeure.    Any delay in the performance of any of the duties or obligations of either party shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected.  The party so affected shall immediately notify the other party of such inability and of the period for which such inability is expected to continue.  The party giving such notice of a force majeure event, shall be excused from the performance, or the punctual performance, of such obligations, as the case may be, from the date of such notice, up to a maximum of nine (9) calendar months, after which time the party who is not able to perform, may terminate this Agreement.  To the extent possible, each party shall use reasonable efforts to minimize the duration of any force majeure.

C.
Notices.    Any and all notices shall be delivered in writing, including by facsimile, letter, courier service delivered letter, and notices shall be deemed to have been delivered at the 7th day after the written notice was sent. The notifying date of unwritten notice (telephone or email, etc) shall be the date of written confirmation of the receiver.

 D.        Governing Law.    The formation, validity, interpretation and/or performance of this agreement shall be governed by PRC law.

E.
Disputes.    Any disputes arising from or in connection with this agreement shall be settled through friendly negotiation among the parties. If the dispute cannot be resolved by negotiation, then any party may submit the dispute to China International Economic and Trade Arbitration Committee located in Beijing for arbitration according to and regulations in effect at the time of applying for arbitration. The arbitration award shall be final and binding on all parties.

F.
Severability.    Any provision of the agreement shall be deemed as severable. If any provision of the agreement is invalid, it shall not affect the validity of the rest of the provisions of this agreement.

G.
Non-Waiver.    Either Party's failure to insist the other Party on the performance of any provision of the agreement at any time shall not be deemed to waive such provision or waive the right to request the other Party on execution of such provision in future.

H.	Transcript. The formal text of the agreement shall be written in CHINESE. Any provision of such Agreement shall be interpreted under the usual meaning of the words in the Chinese version.
I.	Titles and Subtitles. All tile and subtitles in this agreement are in the convenience of the reference only and shall not limit or affect any provision provided in the agreement.
J.
Entire Agreement.    This agreement, along with the Acquisition Agreements，Exclusive Option Agreement and Supplementary Agreement for the Escrow Terms and Conditions for the First Installment, as well as all ancillary agreements, includes all agreements and memorandums related to the subject of this agreement and supersedes any and all previous written or oral agreements and/or memorandums concluded by any consultation relating to the subject of this agreement. Unless this agreement is otherwise provided expressly, any other condition, definition, guarantee or statement related to the subject of this agreement shall not be binding on the Parties.

K.
Amendments.    Any correction、amendment、replacing or modification of this Agreement shall be made in writing and shall be ascertained that it is relevant to this agreement and shall be signed by the representatives or designated person(s) of the Parties of the agreement.

L.         Counterparts.    This agreement may be executed in counterparts.

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The two parties acknowledge that this agreement is formulated out of their own wishes as a basis to guarantee their economic benefits. Both parties have confirmed that they have already read, understood and agreed the terms and conditions in the agreement.

BEIJING FENGYIN XIANGHE SCIENTIFIC TECHNOLOGY CO., LTD.	CHINA NEW ENERGY INVESTMENT CO., LTD.

Address: Contact Person： Tel: Fax: E-mail:	Address: Contact Person: Y.K. Chong, CEO Tel: Fax: E-mail:

Signed by：	Signed by：

Company seal:	Company seal:

Date: September __. 2010	Date: September __, 2010